Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 15, 2016, with respect to the consolidated balance sheets as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2015 included in the Annual Report of SAExploration Holdings, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of SAExploration Holdings, Inc. on Forms S-4 (File No. 333-192034, effective January 7, 2014 and File No. 333-203752, effective May 19, 2015) and on Forms S-8 (File No. 333-195365, effective April 18, 2014, and File No. 333-195366, effective April 18, 2014).

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 15, 2016